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                                                              FILE NO. 333-90435
                                                                     FILED UNDER
                                                                  RULE 424(b)(3)

                          SECOND PROSPECTUS SUPPLEMENT

                      To Prospectus dated November 29, 1999

                                   ITURF INC.

                         -----------------------------

This second prospectus supplement supplements the prospectus dated November 29, 1999 (the "Prospectus"), as supplemented by the first prospectus supplement dated December 7, 1999, relating to the resale of up to 3,586,996 shares of our Class A common stock, par value $.01 per share, of. iTurf Inc., a Delaware corporation by certain of our stockholders, which Prospectus was filed as part of our Registration Statement on Form S-1 (No. 333-90435).

No dealer, salesperson or any other person has been authorized to give any information or make any representations not contained in this Prospectus Supplement or the Prospectus to which it relates and, if given or made, such information or representations must not be relied upon as having been authorized by us or the Selling Stockholders. This Prospectus Supplement and the Prospectus to which it relates do not constitute an offer of any securities other than those to which such documents relate or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus Supplement or the Prospectus to which it relates nor any sale made hereunder or thereunder shall, under any circumstance, create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof.

                         -----------------------------

                                 March 27, 2000


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         Since the date of the prospectus, Martin D. Levine and Derek White, two of the selling stockholders named in the "Principal and Selling Stockholders" table in the prospectus, have donated a portion of their shares of our Class A common stock to other persons, who were not named as selling shareholders in the prospectus. These donees have requested that be included as selling stockholders in the prospectus. Accordingly, the "Principal and Selling Stockholders" table of the prospectus is supplemented by the information in the table below to include the donees with respect to the shares that were given to them, as indicated below. The total number of shares of our Class A common offered by the prospectus, as supplemented by this prospectus supplement, remains unchanged.

                                                                                                              Shares of dELiA*s
                          Shares of iTurf Class A Common               Shares of iTurf Class A Common                Inc.
                             Stock Beneficially Owned                     Stock Beneficially Owned              Common Stock
                                 Before Offering(1)                           After Offering(1)             Beneficially Owned(1)
                          ------------------------------               ----------------------------------------------------------
                                                           Number of
                                                        Shares of iTurf
                                                           Class A
                                   Percentage  Voting       Common              Percentage     Voting                  Percentage
                            Number   Owned     Power(2)  Stock Offered  Number     Owned       Power(2)     Number       Owned
                            ------   -----     --------  -------------  ------     -----       --------     ------       -----
SELLING STOCKHOLDERS:
David Breithaupt (3).....    1,500     *          *          1,500        --         --          --           --            --
Michael Colarossi (3)....    1,500     *          *          1,500        --         --          --           --            --
Michael L. Cutler (3)....    1,500     *          *          1,500        --         --          --           --            --
Peter Diffendal (3)......    1,500     *          *          1,500        --         --          --           --            --
Andrew N. Freidheim (3)..    1,500     *          *          1,500        --         --          --           --            --
Karen D. Gutcher (3).....    1,500     *          *          1,500        --         --          --           --            --
John Hoepfner (3)........    1,500     *          *          1,500        --         --          --           --            --
Julia Holland (3)........    1,500     *          *          1,500        --         --          --           --            --
James W. Jones (3).......    1,500     *          *          1,500        --         --          --           --            --
Richard M. Mangione (3)..    1,500     *          *          1,500        --         --          --           --            --
David Marcou (3).........    1,500     *          *          1,500        --         --          --           --            --
Diane Marullo (3)........    1,500     *          *          1,500        --         --          --           --            --
Larry D. McAnallen (3)...    1,500     *          *          1,500        --         --          --           --            --
James Mediate (3)........    1,500     *          *          1,500        --         --          --           --            --
Wayne J. Meszaros (3)....    1,500     *          *          1,500        --         --          --           --            --
Karen J. Meyer (3).......    1,500     *          *          1,500        --         --          --           --            --
Peter Morrison (3).......    1,500     *          *          1,500        --         --          --           --            --
Heidi F. Shore (3).......    1,500     *          *          1,500        --         --          --           --            --
Kenneth Silver (3).......    1,500     *          *          1,500        --         --          --           --            --
Carolyn Adele White (4)..   93,700     *          *         93,700        --         --          --           --            --

(1) Shares that an individual or group has the right to acquire within 60 days of February 1, 2,000 pursuant to the exercise of options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person listed in this table.

(2) Voting power reflects the fact that each share of Class B common stock is entitled to six votes, while Class A common stock is entitled to one vote per share. See "Description of Capital Stock--Common Stock" in the prospectus.

(3) Shares beneficially owned by selling stockholder were donated to it by Martin D. Levine, a selling stockholder more specifically identified in the prospectus.


                                      S-2

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(4)      42,361 shares beneficially owned by selling stockholder were donated to it by Derek White, a selling stockholder more specifically identified in the prospectus and includes 2,999 shares owned as trustee for the Austin Michael White 1999 Trust and 2,999 shares owned as trustee for the Madison Adele White 1999 Trust. Shares beneficially owned by selling stockholder also includes 51,339 shares held by Derek White, a member of the selling stockholder's family, which were included in the prospectus.





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